EXHIBT 99.2

EXHIBIT A

EFiled: Nov 27 2013 01:41PM EST
Transaction ID 54624702
Case No. 6462VCG

PROPOSED AMENDMENT
The Proposed Amendment, as submitted to and approved by the stockholders of Republic Services at the Annual Meeting of Stockholders held on May 9, 2013, added the following provision (with added language underlined) to the Stock Plan:
Notwithstanding any minimum vesting provisions contained in the Plan, any Award granted to a Non-Employee Director shall not be required to be subject to any minimum vesting requirements. Notwithstanding the preceding sentence or anything to the contrary contained in this Plan, in no event shall an Award of Restricted Stock Units be made to any Non-Employee Director if, as a result of such Award, such Non-Employee Director would be entitled to have vest in any calendar year in excess of 15,000 Restricted Stock Units held by such Non-Employee Director (excluding, for these purposes, accelerated vesting upon death, disability, termination of service as a Non-Employee Director or Change of Control as set forth in the Plan or the applicable Award Agreement).

RLF1 9639951v.1